Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers

Siratsa LLC:

We consent to the incorporation by reference in the registration statement on Form S-3 of FMC Corporation of our report dated March 30, 2006, relating to the consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2005 of Siratsa LLC and subsidiaries, which report appears in the December 31, 2007 annual report on Form 10-K/A of FMC Corporation.

/s/ KPMG LLP

St. Louis, Missouri

October 27, 2008